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                                                                   EXHIBIT 23.4

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form S-4) and related Joint Proxy Statement of Computer Sciences Corporation for the registration of shares of its common stock to be issued in connection with the merger with The Continuum Company, Inc. and to the incorporation by reference therein of our report dated May 1, 1996, with respect to the financial statements of The Continuum Company, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1996, as amended, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Austin, Texas

June 24, 1996